SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is entered into by and between Lee Staab ("Employee") and Versar, Inc. ("Versar" or the "Company") as of the date on which Employee executes this Agreement (the "Notification Date") and shall become effective as of the date on which the revocation period set out in Paragraph 4(c)(ii) expires ("Effective Date").

In consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

1.	SEPARATION OF EMPLOYEE

(a) The parties agree that Employee's last day of employment with Versar will be April 12, 2014 ("Separation Date"). The time between the Notification Date and the Separation Date is referred to herein as the "Retention Period."

(b) Except as otherwise provided in this Agreement, effective as of the Separation Date, Employee shall not be eligible for further pay or benefits, including without limitation any benefits under any severance plan or practice applicable to him as an employee of Versar

(c) During the Retention Period, Employee shall perform such duties as may be assigned to him from time to time to the best of his ability and with the utmost good faith and shall take all reasonable steps to provide for a successful transition of his duties as directed by the Company. During the Retention Period, Employee's duties may be modified at the discretion of the Company and upon written notification to Employee, provided that the Company fulfills its obligation to pay Employee his salary during the Retention Period.

(d) Should Employee resign voluntarily prior to the Separation Date, this Agreement shall remain in full force and effect except that the date on which the Employee resigns shall be substituted for the "Separation Date" stated above for all subsequent purposes.

(e) Employee hereby resigns from all of his officer positions with the Company and all of its affiliates and subsidiaries, effective as of the Separation Date.

2.	PAYMENTS BY VERSAR

(a) Employee will be paid: (i) all salary earned through and including the Separation Date; and (ii) consistent with Versar Policy Memo No. 3.2, all accrued but unused personal leave as of the Separation Date, up to a cap of 300 hours, less any applicable taxes and deductions. Such payments shall be made in accordance with Versar's regular payroll schedule.

(b) Provided that Employee signs and returns this Agreement and does not revoke the ADEA waiver as set out in Paragraph 4(c)(iii) as set out below (or, if so revoked, the Company elects not to void the Agreement) no earlier than the Separation Date and no later than the 22nd day following the Separation Date and does not revoke the ADEA waiver as set out therein (or, if so revoked, the Company elects not to void the Agreement) and without conceding any obligation to do so, Versar shall pay Employee a lump sum payment in an amount equivalent to Seventy-Seven Thousand Eight Hundred Eighty Two and 40/100 ($77,882.40), less any withholding and other taxes required by law (“Severance”),on the next regular Versar pay date. Employee further understands and agrees that this Severance is in excess of any and all claims for salary, personal leave time or any other form of compensation.

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(c) Except as provided in this Agreement or as otherwise required under the terms of an applicable employee benefit plan, no additional payments shall be made to Employee. Specifically, the Employee is not entitled to any bonus payments, nor any Restricted Stock Units which have not yet vested.

(d) The Company shall withhold such tax, payroll and other amounts from payments under this Agreement as Employee authorizes or the Company reasonably believes to be required by law. Employee shall be solely responsible for payment of his own taxes, including any taxes arising under Internal Revenue Code Section 409A. The Company has not provided and will not provide tax advice to Employee.

(e) Employee acknowledges and agrees that once any payments are made to the Employee according to this Agreement: (i) the Employee has received all compensation, wages, bonuses, commissions, vacation pay and benefits to which he may be entitled, and no other compensation, wages, bonuses, commissions, vacation pay and benefits are due to you; (ii) the Employee has not suffered any on-the-job injury for which he have not already filed a claim; and (iii) nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company or its officers, directors, employees or agents.

3.	EMPLOYMENT BENEFITS

(a) Employee agrees and acknowledges that his participation in any 401(k) Plan, short-term and long-term disability plans, or any other benefit plans made available to him as a Versar employee, and his participation in and entitlement to any and all other benefits in which he is currently enrolled, but which are not specifically addressed in this Agreement, will terminate on the Separation Date, except as otherwise provided in this Agreement.

(b) Employee's participation, if any, in the Versar medical, dental, vision and other insurance plans shall cease as of the Separation Date unless, to the extent that Employee is eligible, he timely elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for himself and/or any qualifying beneficiaries.

(c) On or before close of business on the Separation Date, Employee shall return all Company property, along with all accessories purchased or reimbursed by the Company, to the Company's Human Resources Department.

(d) Except as otherwise provided in this Agreement, Employee waives any right of participation in, or additional benefits under, the employee benefit, fringe benefit and compensation plans of Versar with respect to any period after the Separation Date.

4.	GENERAL RELEASE AND FORFEITURE BY EMPLOYEE

(a) Employee hereby releases and forever discharges Versar, its subsidiaries, affiliates, insurers, trustees, fiduciaries, predecessors, successors, and assigns, and the directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively "Releasees") of and from the following:

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(i) Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Employee's employment by Versar, or the terms and conditions of employment, benefits or compensation, or termination of his employment, which Employee has or ever had against Releasees (the “Claims”);

(ii) Without limitation, any and all Claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, and/or wrongful discharge (including, without limitation, any claim for violation of public policy or constructive discharge), any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 or any other whistleblower claim, all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, and all claims for reinstatement, back pay, front pay, compensatory or punitive damages, severance pay, attorneys' fees, or costs, as related to Employee's employment by Versar, or the terms and conditions or termination of his employment, benefits or compensation, or termination of such employment;

(iii) Without limitation, any and all Claims known or unknown based upon any allegation of employment discrimination, including, without limitation, discrimination on the basis of race, color, sex, sexual orientation, age, religion, disability, veteran status, national origin or any other classification protected under applicable law. Specifically, Employee agrees that such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Equal Pay Act, the Rehabilitation Act of 1973, the Civil Rights Act 1866, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), any state Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or discrimination in employment. Notwithstanding the foregoing, this release does not interfere with or waive your right to enforce this Agreement in a court of competent jurisdiction;

(b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law. Employee hereby acknowledges and agrees that by signing this Agreement, he is signing this General Release.

(c) Employee acknowledges and agrees as follows:

(i) Employee has not filed or pursued, nor will he file or pursue, any Claim released hereby against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to Notification Date as a result of Employee's employment or termination of employment, and Employee shall not seek reinstatement or future employment with, or damages of any nature, severance pay, attorneys' fees, or costs from any Releasee;

(ii) Nothing contained in this Agreement shall be deemed to preclude Employee from providing truthful testimony or information pursuant to a valid court order or similar legal process; provided however, that prior to making any such disclosure, Employee will promptly notify the Company of such request or requirement so that the Company, if it so chooses, will have sufficient opportunity to seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief. This Agreement shall also not be construed to prohibit Employee from participating in any investigation or proceedings conducted by a government agency; however, the Employee agrees that he is waiving his right to monetary recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from the Company;

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(iii) Employee has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. Any change made to the Agreement during the 21-day period, whether material or not, will not restart the running of the 21-day period. In the event that Employee executes this Agreement within twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act ("ADEA''), a federal statute that prohibits employers from discriminating against employees age 40 and over on the basis of age (the "Revocation Period"). In order to exercise his right to revoke the waiver of his ADEA claims in accordance with 29 U.S.C. § 626, Employee must provide written notice to Versar, c/o Alessandria Albers, Vice President of Human Resources, 6850 Versar Center, Springfield, VA, 22151, no later than 5:00 p.m. on the seventh day following his execution of the Agreement. If Employee elects to exercise this revocation right, the Agreement shall be voidable in its entirety at the discretion of the Company and, if it so chooses to void the Agreement, the Company shall then be relieved of any and all obligations to make any payments required under this Agreement. If Employee does not revoke the waiver of claims under the ADEA, or if the Company chooses not to void the Agreement after receipt of a timely revocation of the ADEA waiver, he understands and agrees that it will become fully enforceable immediately after the expiration of such revocation period;

(iv) Employee has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so;

(v) Employee has received full and adequate consideration for this General Release; and

(vi) Employee fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Employee and is not part of a group exit incentive or other group employment termination program.

(d) Excluded from this General Release are any claims or rights which cannot be waived by law, including the right to challenge the enforceability of this Agreement and the Employee's right to file a charge with an administrative agency or participate in any agency investigation where that agency expressly prohibits such a waiver. However, Employee is waiving his right to recover any money or to reinstatement with any Releasee in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

(e) This General Release becoming and remaining effective shall be a condition precedent to Employee obtaining any payments or benefits under this Agreement.

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5.	NONDISCLOSURE OF INFORMATION; RETURN OF PROPERTY

(a) Employee shall keep secret and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding Versar which is considered proprietary to or a trade secret of the Company, to which he has or will have had access at any time during the course of his employment by the Company, including, without limitation, any information relating to: the Company's business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures.

(b) Employee agrees to return to Versar, on or before the Separation Date: (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) that are the property of Versar or were created using Versar resources or during any hours worked for Versar including, without limitation, any data referred to in the immediately preceding Paragraph; and (ii) all other Versar property including, without limitation, all computer equipment, personal digital assistant or similar devices, fax machines and other equipment (except as otherwise agreed, but including electronic information and/or software on Versar provided computer equipment to be retained by Employee) and associated passwords, property passes, keys, credit cards, and identification badges.

6.	NON-SOLICITATION

(a)                Employee recognizes that by virtue of his employment with the Company, he has been introduced to and involved in the solicitation and servicing of potential and existing customers of the Company. Employee understands and agrees that all efforts expended in soliciting and servicing such customers have been for the permanent benefit of the Company. Employee also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his employment with the Company, the Company’s customers. Accordingly, Employee agrees that, for a period of one (1) year beginning on the Separation Date, Employee shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(b)            Employee recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Employee agrees that, for a period of two (2) years beginning on the Separation Date, Employee shall not, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

7.	NO DETRIMENTAL COMMUNICATIONS

Employee agrees that he will not make, disclose or cause to be disclosed any negative, adverse, false or derogatory comments or statements about Releasees with regard to any product or service provided by Releasees, about Releasees' prospects for the future, or about Releasees in general. Versar agrees that no authorized officer of Versar will disclose or cause to be disclosed outside of Releasees any negative, adverse, false or derogatory comments or statements about Employee. The parties agree that this provision will not be construed so as to bar any person from providing full and truthful testimony in response to a summons, court or administrative order or subpoena, or as otherwise provided by law, nor shall it prohibit the Company from discussing matters regarding Employee with the Company's outside legal and accounting representatives, or with the Company's Board of Directors. For the limited purposes of this Paragraph only, the term "Releasees" shall mean only the directors, chief executive officer, president and executive and senior vice presidents of Versar. Employee’s breach shall give rise to an obligation by Employee to repay to the Company the Severance reflected in Section 2 of this Agreement as liquidated damages.

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8.	GOVERNING LAW; SEVERABILITY

This Agreement is entered into and shall be construed under the laws of the Commonwealth of Virginia. In the event any provision of this Agreement is determined to any extent to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the illegal or unenforceable provision shall be severed from this Agreement. In the event of such severance, the remainder of this Agreement shall not be affected thereby, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, that the parties expressly acknowledge and agree that the full waiver and release of all Claims by Employee is essential to effectuate the parties' intent in entering into this Agreement and that, in the event the general release of Claims set forth in Paragraph 5 is severed, the parties' remaining obligations under this Agreement shall be deemed waived (other than obligations arising under Paragraphs 6), and any consideration or value delivered by one party to the other under this Agreement shall constitute a binding obligation by the recipient to the other.

9.	WAIVERS

The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.

10.	AMENDMENTS

This Agreement may be modified or amended, in whole or in part, only by the mutual agreement of the parties in writing.

11.	NO OTHER INDUCEMENTS/ ENTIRE AGREEMENT

This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Any and all prior negotiations or discussion, either oral or written, are merged into this Agreement.

12.	PERSONS BOUND BY AGREEMENT

This Agreement shall be binding upon and inure to the benefit of Employee and Releasees and their respective successors.

13.	DISPUTE RESOLUTION/ENFORCEMENT

In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys' fees). In the event that you breach any obligations under this Agreement, or as otherwise imposed by law, the Company will be entitled to seek injunctive relief and to obtain all other relief provided by law or equity.

14.	NO ADMISSION AS EVIDENCE

This Agreement is nonprecedential and may not be raised as evidence by any person in connection with any subsequent litigation, except as necessary to enforce this Agreement. Further, this Agreement shall never at any time for any purpose be considered as an admission of liability or wrongdoing by the Company or Employee.

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15.	CONFIDENTIALITY

Employee agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions, and not to disclose to any person or entity the existence, terms or conditions of this Agreement, except to his attorney and financial advisors, provided they agree to keep confidential such existence, terms and conditions. In the event that Employee believes he is compelled by law to divulge the existence, terms or conditions of this Agreement, he will notify Versar's Law Department of the basis for that belief before actually divulging the information. Employee hereby confirms that, as of the date of his signing of this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as otherwise provided in this Agreement. Versar also agrees to keep confidential the existence of this Agreement and not to disclose its terms and conditions outside of Releasees, its attorneys and consultants, unless Versar is otherwise required to disclose such terms and conditions by operation of law or request by a governmental agency, or as required by any federal or state securities laws or regulations.

IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions of this Agreement as set forth above.

EMPLOYEE:

/s/ Lee Staab		Date:	March 24, 2014
Lee Staab

COMPANY.

Versar, Inc.

By:	/s/ Jeffrey A. Wagonhurst	Date:	March 13, 2014
Jeffrey A. Wagonhurst
President and Chief Operating Officer

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